Patterson Companies Reports Fiscal 2017 Fourth-Quarter and Year-End Operating Results

•	Fourth-quarter reported net sales totaled $1.4 billion. Full fiscal-year reported net sales rose to $5.6 billion.

•	Fourth-quarter GAAP earnings from continuing operations were $0.65 per diluted share. Adjusted earnings[1] from continuing operations totaled $0.69 per diluted share.

•	Full-year GAAP earnings from continuing operations were $1.82 per diluted share. Adjusted earnings[1] from continuing operations were $2.34 per diluted share.

•	Company initiates adjusted earnings[1] guidance for fiscal 2018 of $2.25 to $2.40 per diluted share.

St. Paul, Minn. - May 25, 2017 - Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated net sales of $1.4 billion (see attached Sales Summary for further details) in its fiscal fourth-quarter ended April 29, 2017, essentially flat compared to the same period last year. Adjusting for the effects of currency translation, sales improved 0.8 percent.

Reported net income from continuing operations was $61.4 million, or $0.65 per diluted share, compared to $65.6 million, or $0.68 per diluted share, in last year’s fiscal fourth-quarter. Adjusted net income1 from continuing operations, which excludes certain non-recurring items and deal amortization costs, totaled $65.6 million for the fourth-quarter of fiscal 2017, down 11.4 percent from $74.1 million in the same quarter last year. Adjusted earnings1 per diluted share from continuing operations totaled $0.69 in the 2017 fourth-quarter, down 10.4 percent year-over-year.

“Patterson Companies continues to move through a period of strategic investment and change, responding to the evolving needs of our customers and implementing an enterprise resource planning system to modernize our technology infrastructure for future capabilities. While we have made tremendous progress on these initiatives, our fiscal 2017 financial performance does not reflect the strength of the platform we are building,” said Scott Anderson, chairman, president and CEO of Patterson Companies. “During fiscal 2018, we will be implementing a range of necessary actions to improve our execution and margin profile. In addition to our enterprise-wide efficiency programs, these actions will include sales and marketing investments in our Dental segment and continued synergy capture in our Animal Health segment. We believe our existing strategies, supported by these additional actions, will minimize short-term headwinds and enhance the longer-term strength of our business.”

Patterson Dental
Reported net sales in our Dental segment, which represented approximately 42 percent of total company sales, were $607.3 million, down 8.3 percent from the same quarter last year. Sales declined 8.2 percent on a constant currency basis from the fiscal 2016 fourth-quarter. On that same basis, year-over-year sales by category were as follows:

•	Consumable dental supplies decreased 4.3 percent.

•	Equipment sales declined 16.9 percent, primarily due to a decrease in sales of CEREC products, partially offset by solid growth in core equipment.

•	Other services and products, primarily composed of technical service, parts and labor, software support services and office supplies were flat compared to last year.

“In fiscal 2017, we took the important steps in our Dental segment to evolve our sales approach and broaden our future digital technology portfolio to respond to changing customer needs and serve a wider range of clinical environments. We are confident in these strategies, but recognize that they impacted near-term sales execution,” added Anderson. “Consumable sales during the fourth-quarter were directly impacted by these actions. In the months ahead, we intend to make incremental investments within our sales and marketing approach to improve execution. We are fully committed to improving our growth and margin profile in Dental and believe that these efforts, along with the addition of new digital technologies, will allow us to capitalize on our unique competitive strengths and the many market opportunities ahead.”

Patterson Animal Health
Fourth-quarter reported net sales for Patterson Animal Health, which comprised approximately 58 percent of the company’s total sales, were $827.5 million, 6.0 percent higher than last year’s fourth- quarter. Sales increased 8.6 percent on a constant currency basis from the fiscal 2016 fourth-quarter. On that same basis, year-over-year sales by category were as follows:

•	Companion animal sales improved 8.3 percent.

•	Production animal sales rose 8.9 percent, reflecting stronger sales across all species.

“Patterson Animal Health has a strong and growing market position in North America. While this segment generated improved sales during the fourth-quarter, we believe there is room for greater profit contribution from this business,” continued Anderson. “During fiscal 2017, we began to take important steps forward in this area through marketing and sales execution. We remain disciplined in our commitment to synergy capture to fully realize the strengths of our combined animal health platform.”

Discontinued Operations
On August 28, 2015, Patterson Companies completed the sale of Patterson Medical to Madison Dearborn Partners for approximately $717 million. As a result of the sale, Patterson Medical is classified and reported as discontinued operations for all periods presented.

Share Repurchases and Dividends
For the full fiscal-year, Patterson repurchased approximately 2.9 million shares of its outstanding common stock, with a value of $125.4 million, leaving approximately 13.6 million shares for repurchase under the current authorization, which expires in March 2018. The company also paid $25.0 million in cash dividends to shareholders in the fourth quarter and $95.9 million in cash dividends to shareholders during fiscal 2017.

Full-Year Results1
Reported net sales for fiscal 2017 totaled $5.6 billion, a 3.8 percent increase from fiscal 2016. Adjusting for the effects of currency translation and the extra week in the prior fiscal year period, sales for the year grew 6.5 percent. Sales grew 2.9 percent when excluding the additional six-week impact of Animal Health International, Inc. Reported net income from continuing operations was $173.8 million, or $1.82 per diluted share, compared to $185.7 million, or $1.90 per diluted share last year. Adjusted net income1 from continuing operations, totaled $223.3 million, or $2.34 per diluted share, compared to adjusted net income1 from continuing operations of $241.4 million, or $2.47 per diluted share last year. Reported net income from continuing operations and adjusted net income1 from continuing operations in fiscal 2017 also include the previously disclosed pre-tax step-up in enterprise resource planning expenses of approximately $25 million. As noted above, sales in the prior fiscal year included an extra sales week and approximately six fewer weeks of contribution from Animal Health International, Inc.
Business Outlook
Anderson concluded, “Since we set out on our strategic path in 2015 to rebalance our business portfolio, modernize our IT platform and sharpen our go-to-market approach, Patterson Companies has made significant progress. We expect that the key decisions we made and actions we took during fiscal 2017 will lead to lasting, positive impacts. However, we expect the headwinds of these investments and initiatives to extend into our current fiscal year. As we enter fiscal 2018, we are encouraged by: market stability across our businesses; the maturing of our ERP implementation process and our ability to effectively use this system to drive our business; the new wave of digital technology we expect to be coming to market in our Dental segment; and disciplined synergy capture in Animal Health. We are optimistic about Patterson Companies’ long-term growth prospects and the returns these investments will bring to our customers, employees and shareholders.”

Fiscal 2018 Guidance
Patterson today established its fiscal 2018 earnings guidance from continuing operations, which is provided on both a GAAP and non-GAAP adjusted1 basis:

•	GAAP earnings are expected to be in the range of $1.90 to $2.05 per diluted share.

•	Non-GAAP adjusted earnings[1] are expected to be in the range of $2.25 to $2.40 per diluted share.

•	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:

◦	Deal amortization expense of approximately $25.5 million ($0.27 per diluted share)

◦	Integration and business restructuring expenses of approximately $6.4 million ($0.07 per diluted share)

◦	Transaction-related costs of approximately $0.3 million ($0.00 per diluted share)

Our guidance is for current continuing operations as well as completed or previously announced acquisitions and does not include the impact of potential future acquisitions or similar transactions, if any, or impairments and material restructurings beyond those previously publicly disclosed. Our guidance assumes North American and international market conditions similar to those experienced in fiscal 2017.

1Non-GAAP Financial Measures
The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely earnings from continuing operations, net income from continuing operations, and earnings per diluted share from continuing operations, for the impact of transaction related costs, deal amortization, intangible asset impairment, integration and business restructuring expenses, accelerated debt issuance costs and discrete tax matters.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s fourth quarter and full year performance, and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

In addition, the term constant currency used in this release represents net sales adjusted to exclude foreign currency impacts. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates.

Fourth-Quarter Conference Call and Replay
Patterson’s fourth-quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s website. A replay of the fiscal 2017 fourth-quarter conference call can be heard for one week at 888-203-1112 and by providing the Conference ID 8211258 when prompted.

About Patterson Companies, Inc.
Patterson Companies, Inc. is a value-added distributor serving the dental and animal health markets.

Dental Market
Patterson's Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market
Patterson's Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.
This press release contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond Patterson's ability to control. Forward-looking statements generally can be identified by words such as "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of Patterson or the price of Patterson stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the other risks and important factors contained and identified in Patterson's filings with the Securities and Exchange Commission, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, Patterson does not intend to update or revise the forward-looking statements.

For additional information contact:
Ann B. Gugino
Executive Vice President & CFO
651-686-1600

John M. Wright
Vice President, Investor Relations
651-686-1364
Source: Patterson Companies, Inc.

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Net sales	$1,445,032	$1,453,770	$5,593,127	$5,386,703

Gross profit	335,498	363,741	1,301,397	1,322,748

Operating expenses	239,343	257,397	1,013,469	975,035

Operating income from continuing operations	96,155	106,344	287,928	347,713

Other income and expense:
Other income, net	1,033	1,591	6,013	4,045
Interest expense	(11,401)	(10,134)	(43,060)	(50,065)

Income from continuing operations before taxes	85,787	97,801	250,881	301,693

Income tax expense	24,430	32,181	77,093	116,009

Net income from continuing operations	61,357	65,620	173,788	185,684
Net income (loss) from discontinued operations	334	—	(2,895)	1,500
Net income	$61,691	$65,620	$170,893	$187,184

Basic earnings (loss) per share:
Continuing operations	$0.65	$0.69	$1.83	$1.91
Discontinued operations	0.01	—	(0.03)	0.02
Net basic earnings per share	$0.66	$0.69	$1.80	$1.93

Diluted earnings (loss) per share:
Continuing operations	$0.65	$0.68	$1.82	$1.90
Discontinued operations	—	—	(0.03)	0.01
Net diluted earnings per share	$0.65	$0.68	$1.79	$1.91

Shares:
Basic	93,830	95,460	94,897	97,222
Diluted	94,503	96,121	95,567	97,902

Dividends declared per common share	$0.26	$0.24	$0.98	$0.90

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 29, 2017	April 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,959	$137,453
Receivables	884,803	796,693
Inventory	711,903	722,140
Prepaid expenses and other current assets	111,928	91,255
Total current assets	1,803,593	1,747,541
Property and equipment, net	298,452	293,315
Goodwill and other intangible assets	1,238,983	1,325,889
Long-term receivables, net and other	166,885	154,059
Total assets	$3,507,913	$3,520,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$616,859	$566,253
Other accrued liabilities	213,318	226,582
Current maturities of long-term debt	14,754	16,500
Borrowings on revolving credit	59,000	20,000
Total current liabilities	903,931	829,335
Long-term debt	998,272	1,022,155
Other non-current liabilities	211,277	227,568
Total liabilities	2,113,480	2,079,058
Stockholders' equity	1,394,433	1,441,746
Total liabilities and stockholders' equity	$3,507,913	$3,520,804

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 29, 2017	April 30, 2016

Operating activities:
Net income	$170,893	$187,184
Net income (loss) from discontinued operations	(2,895)	1,500
Net income from continuing operations	173,788	185,684
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	83,818	82,383
Intangible asset impairment	36,312	—
Non-cash employee compensation	17,710	28,851
Change in assets and liabilities, net of acquired	(146,014)	(102,045)
Net cash provided by operating activities- continuing operations	165,614	194,873
Net cash used in operating activities- discontinued operations	(2,895)	(38,544)
Net cash provided by operating activities	162,719	156,329
Investing activities:
Additions to property and equipment	(47,019)	(79,354)
Acquisitions and equity investments, net of cash assumed	—	(1,106,583)
Proceeds from sale of securities	—	48,744
Other investing activities	48,212	22,320
Net cash provided by (used in) investing activities- continuing operations	1,193	(1,114,873)
Net cash provided by investing activities- discontinued operations	—	714,239
Net cash provided by (used in) investing activities	1,193	(400,634)
Financing activities:
Dividends paid	(95,910)	(90,597)
Repurchases of common stock	(125,384)	(200,000)
Proceeds from issuance of long-term debt, net	—	988,400
Debt amendment costs	(1,266)	—
Retirement of long-term debt	(26,238)	(682,375)
Draw on revolver	39,000	20,000
Other financing activities	7,635	7,441
Net cash provided by (used in) financing activities	(202,163)	42,869
Effect of exchange rate changes on cash	(4,243)	(8,371)
Net change in cash and cash equivalents	$(42,494)	$(209,807)

PATTERSON COMPANIES, INC.
SALES SUMMARY
(Dollars in thousands)
(Unaudited)

	April 29, 2017	April 30, 2016	Total Sales Growth	Foreign Exchange Impact	Animal Health International Impact	Internal Growth
Three Months Ended

Consolidated net sales
Consumable	$1,148,337	$1,111,287	3.3%	(1.8)%	—%	5.1%
Equipment and software	207,339	246,930	(16.0)	(0.1)	—	(15.9)
Other	89,356	95,553	(6.5)	(0.7)	—	(5.8)
Total	$1,445,032	$1,453,770	(0.6)%	(1.4)%	—%	0.8%

Dental
Consumable	$339,398	$354,563	(4.3)%	—%	—%	(4.3)%
Equipment and software	194,493	234,222	(17.0)	(0.1)	—	(16.9)
Other	73,417	73,359	0.1	(0.1)	—	0.2
Total	$607,308	$662,144	(8.3)%	(0.1)%	—%	(8.2)%

Animal Health
Consumable	$808,939	$756,724	6.9%	(2.6)%	—%	9.5%
Equipment and software	12,846	12,708	1.1	(0.2)	—	1.3
Other	5,687	11,354	(49.9)	(5.3)	—	(44.6)
Total	$827,472	$780,786	6.0%	(2.6)%	—%	8.6%

Corporate
Other	$10,252	$10,840	(5.4)%	—%	—%	(5.4)%
Total	$10,252	$10,840	(5.4)%	—%	—%	(5.4)%

Twelve Months Ended

Consolidated net sales
Consumable	$4,400,888	$4,153,921	5.9%	(2.1)%	4.7%	3.3%
Equipment and software	834,526	857,001	(2.6)	—	—	(2.6)
Other	357,713	375,781	(4.8)	(0.7)	—	(4.1)
Total	$5,593,127	$5,386,703	3.8%	(1.7)%	3.6%	1.9%

Dental
Consumable	$1,321,764	$1,378,886	(4.1)%	(0.1)%	—%	(4.0)%
Equipment and software	780,868	806,993	(3.2)	—	—	(3.2)
Other	287,587	290,355	(1.0)	—	—	(1.0)
Total	$2,390,219	$2,476,234	(3.5)%	—%	—%	(3.5)%

Animal Health
Consumable	$3,079,124	$2,775,035	11.0%	(3.1)%	7.0%	7.1%
Equipment and software	53,658	50,008	7.3	(0.2)	—	7.5
Other	27,044	37,206	(27.3)	(7.2)	(0.5)	(19.6)
Total	$3,159,826	$2,862,249	10.4%	(3.1)%	6.8%	6.7%

Corporate
Other	$43,082	$48,220	(10.7)%	—%	—%	(10.7)%
Total	$43,082	$48,220	(10.7)%	—%	—%	(10.7)%

PATTERSON COMPANIES, INC.
OPERATING INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Operating income (loss)
Dental	$86,315	$88,722	$263,671	$312,176
Animal Health	27,672	30,210	88,132	94,318
Corporate	(17,832)	(12,588)	(63,875)	(58,781)
Total	$96,155	$106,344	$287,928	$347,713

PATTERSON COMPANIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)

For the three months ended April 29, 2017	GAAP	Transaction-related costs	Deal amortization	Intangible asset impairment	Integration and business restructuring expenses	Accelerated debt issuance costs	Discrete tax matters	Non-GAAP
Operating income from continuing operations	$96,155	$178	$9,745	$—	$257	$—	$—	$106,335
Other expense, net	(10,368)	—	—	—	—	—	—	(10,368)
Income from continuing operations before taxes	85,787	178	9,745	—	257	—	—	95,967
Income tax expense	24,430	67	3,375	—	98	—	2,383	30,353
Net income from continuing operations	$61,357	$111	$6,370	$—	$159	$—	$(2,383)	$65,614

Diluted EPS from continuing operations*	$0.65	$—	$0.07	$—	$—	$—	$(0.03)	$0.69

Consolidated operating income as a % of sales	6.7%							7.4%
Effective tax rate	28.5%							31.6%

For the three months ended April 30, 2016	GAAP	Transaction-related costs	Deal amortization	Intangible asset impairment	Integration and business restructuring expenses	Accelerated debt issuance costs	Discrete tax matters	Non-GAAP
Operating income from continuing operations	$106,344	$567	$10,779	$—	$1,948	$—	$—	$119,638
Other expense, net	(8,543)	—	—	—	—	—	—	(8,543)
Income from continuing operations before taxes	97,801	567	10,779	—	1,948	—	—	111,095
Income tax expense	32,181	214	3,869	—	736	—	—	37,000
Net income from continuing operations	$65,620	$353	$6,910	$—	$1,212	$—	$—	$74,095

Diluted EPS from continuing operations*	$0.68	$—	$0.07	$—	$0.01	$—	$—	$0.77

Consolidated operating income as a % of sales	7.3%							8.2%
Effective tax rate	32.9%							33.3%

For the twelve months ended April 29, 2017	GAAP	Transaction-related costs	Deal amortization	Intangible asset impairment	Integration and business restructuring expenses	Accelerated debt issuance costs	Discrete tax matters	Non-GAAP
Operating income from continuing operations	$287,928	$1,657	$39,957	$36,312	$6,561	$—	$—	$372,415
Other expense, net	(37,047)	—	—	—	—	—	—	(37,047)
Income from continuing operations before taxes	250,881	1,657	39,957	36,312	6,561	—	—	335,368
Income tax expense	77,093	625	13,769	13,263	2,481	—	4,789	112,020
Net income from continuing operations	$173,788	$1,032	$26,188	$23,049	$4,080	$—	$(4,789)	$223,348

Diluted EPS from continuing operations*	$1.82	$0.01	$0.27	$0.24	$0.04	$—	$(0.05)	$2.34

Consolidated operating income as a % of sales	5.1%							6.7%
Effective tax rate	30.7%							33.4%

For the twelve months ended April 30, 2016	GAAP	Transaction-related costs	Deal amortization	Intangible asset impairment	Integration and business restructuring expenses	Accelerated debt issuance costs	Discrete tax matters	Non-GAAP
Operating income from continuing operations	$347,713	$13,699	$39,468	$—	$7,144	$—	$—	$408,024
Other expense, net	(46,020)	—	—	—	—	5,153	—	(40,867)
Income from continuing operations before taxes	301,693	13,699	39,468	—	7,144	5,153	—	367,157
Income tax expense	116,009	3,339	14,051	—	2,701	1,948	(12,300)	125,748
Net income from continuing operations	$185,684	$10,360	$25,417	$—	$4,443	$3,205	$12,300	$241,409

Diluted EPS from continuing operations*	$1.90	$0.11	$0.26	$—	$0.05	$0.03	$0.13	$2.47

Consolidated operating income as a % of sales	6.5%							7.6%
Effective tax rate	38.5%							34.2%

* May not sum due to rounding